Exhibit 99.1

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, July 20, 2023 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2023.

The Company reported $1,918,000 in net income for the three months ended June 30, 2023 compared with net income of $2,117,000 for the three months ended June 30, 2022. Net income for the nine months ended June 30, 2023 was $5,524,000 compared with net income of $5,489,000 for the nine months ended June 30, 2022.

Basic and diluted earnings per share were $0.30 for the three months ended June 30, 2023 compared with $0.31 for the three months ended June 30, 2022. Basic and diluted earnings per share were $0.86 for the nine months ended June 30, 2023 compared with $0.81 for the nine months ended June 30, 2022.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share, which will be paid on August 17, 2023 to stockholders of record as of August 3, 2023.

“We are pleased to announce another strong quarter for Magyar Bancorp,” stated John Fitzgerald, President and Chief Executive Officer of the Company. “While the competitive New Jersey deposit market resulted in some margin compression this quarter, year over year we have essentially maintained our net interest margin for the first nine months of the fiscal year. Mr. Fitzgerald added, “We continue to see a strong loan pipeline and while inflationary pressure and concern over macro-economic conditions remain, we believe Magyar is well positioned for the final quarter of our fiscal year.”

Results of Operations for the Three Months Ended June 30, 2023

Net income decreased $199,000, or 9.4%, to $1.9 million during the three-month period ended June 30, 2023 compared with $2.1 million during the three-month period ended June 30, 2022, due to lower net interest and dividend income, lower other income, and higher other expenses, partially offset by lower provisions for loan loss.

The Company’s net interest and dividend income decreased $74,000, or 1.1%, to $6.9 million for the quarter ended June 30, 2023 from $7.0 million for the quarter ended June 30, 2022. The decrease was attributable to a 26 basis point decrease in the Company’s net interest margin to 3.46% for the three months ended June 30, 2023 from 3.72% for the three months ended June 30, 2022, partially offset by a $59.4 million increase in the average balance of loans receivable, net, between the periods.

Interest and dividend income increased $2.3 million, or 30.8%, to $9.8 million for the three months ended June 30, 2023 compared with $7.5 million for the three months ended June 30, 2022. The increase was attributable to a 92 basis point increase in the yield on interest-earning assets to 4.91% for the three months ended June 30, 2023 from 3.99% for the three months ended June 30, 2022 as well as a $48.5 million, or 6.5%, increase in the average balance of interest-earning assets. Higher balances of higher-yielding loans receivable funded with lower yielding interest-earning deposits with the Federal Reserve Bank as well as higher market interest rates contributed to the increase in the Company’s interest and dividend income between periods. Partially offsetting the increases were no Paycheck Protection Program loan fees included in interest income on loans receivable for the three months ended June 30, 2023, compared with $98,000 for the three months ended June 30, 2022.

Interest expense increased $2.4 million, or 463.9%, to $2.9 million for the three months ended June 30, 2023 from $512,000 for the three months ended June 30, 2022. The average cost of interest-bearing liabilities increased 177 basis points to 2.19% for the three months ended June 30, 2023 compared with 0.42% for the three months ended June 30, 2022 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $42.9 million, or 8.8%, to $529.3 million for the 2023 quarter, from higher money market deposit account balances.

The Company recorded an $81,000 credit for loan loss for the three months ended June 30, 2023 compared with a $205,000 provision for loan losses for the three months ended June 30, 2022. The lower provision for loan losses resulted from improving economic conditions. The Company recorded $385,000 in net loan charge-offs during the three months ended June 30, 2023 compared with no charge-offs or recoveries during the three months ended June 30, 2022.

Other income decreased $55,000, or 8.1%, to $621,000 during the three months ended June 30, 2023 compared with $676,000 for the three months ended June 30, 2022. The Company did not record any interest rate swap fees or gains on the sale of OREO during the three months ended June 30, 2023, compared with $76,000 and $67,000, respectively, for the three months ended June 30, 2022. In addition, there were lower gains from the sale of Small Business Administration 7(a) loans, which decreased $31,000 to $103,000 for the three months ended June 30, 2023 from $134,000 for the three months ended June 30, 2022. Offsetting the decline was higher service charge income, which increased $108,000 to $392,000 for the three months ended June 30, 2023 from higher loan prepayment penalties.

Other expenses increased $454,000, or 10.2%, to $4.9 million during the three months ended June 30, 2023 compared with $4.4 million for the three months ended June 30, 2022. The increase was primarily attributable to higher compensation and benefit expense, which increased $265,000, or 9.8%, to $3.0 million, due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan and increased director fees resulting from the addition of three new Directors on September 22, 2022. Higher FDIC deposit insurance premiums, loan servicing expenses, occupancy expenses and other expenses were partially offset by lower marketing and business development expenses.

The Company recorded tax expense of $788,000 on pre-tax income of $2.7 million for the three months ended June 30, 2023, compared with $886,000 on pre-tax income of $3.0 million for the three months ended June 30, 2022. The Company’s effective tax rate for the three months ended June 30, 2023 was 29.1% compared with 29.5% for the three months ended June 30, 2022.

Results from Operations for the Nine Months Ended June 30, 2023

Net income increased $35,000, or 0.6%, to $5.5 million during the nine-month period ended June 30, 2023 compared with the nine-month period ended June 30, 2022 due to higher net interest and dividend income, partially offset by higher provisions for loan loss, lower other income and higher other expenses.

The Company’s net interest and dividend income increased $946,000, or 4.8%, to $20.7 million for the nine months ended June 30, 2023 from $19.8 million for the nine months ended June 30, 2022. The increase was attributable to a $68.1 million increase in the average balance of loans receivable, net, as well as a one basis point increase in the Company’s net interest margin to 3.55% for the nine months ended June 30, 2023 from 3.54% for the nine months ended June 30, 2022.

Interest and dividend income increased $6.1 million, or 28.3%, to $27.5 million for the nine months ended June 30, 2023 from $21.4 million for the nine months ended June 30, 2022. The increase was attributable to an 88 basis point increase in the yield on interest-earning assets, as well as a $32.8 million, or 4.4%, increase in the average balance of interest-earning assets. Higher balances of higher-yielding loans receivable funded by lower yielding interest-earning deposits with the Federal Reserve Bank as well as higher market interest rates contributed to the increase in the Company’s interest and dividend income between periods. Partially offsetting the increases were no Paycheck Protection Program loan fees included in interest income on loans receivable for the nine months ended June 30, 2023, compared with $828,000 for the nine months ended June 30, 2022.

Interest expense increased $5.1 million, or 318.0%, to $6.7 million for the nine months ended June 30, 2023 from $1.6 million for the nine months ended June 30, 2022. The cost of interest-bearing liabilities increased 130 basis points to 1.74% for the nine months ended June 30, 2023 compared with 0.44% for the nine months ended June 30, 2022 resulting primarily from higher market interest rates between periods. In addition, the average balance of interest-bearing liabilities increased $29.1 million, or 6.0%, to $516.0 million from higher money market account deposit account balances.

The Company’s provision for loan losses was $432,000 for the nine months ended June 30, 2023 compared with $376,000 for the nine months ended June 30, 2022. The higher provision for loan losses resulted from growth in the Company’s loan portfolio. The Company recorded $487,000 in net loan charge-offs during the nine months ended June 30, 2023 compared with $54,000 in net recoveries during the nine months ended June 30, 2022. The Company charged off two commercial business loans totaling $488,000 during the nine months ended June 30, 2023 and is pursuing the guarantors on the loans for collection.

Other income decreased $47,000, or 2.5%, to $1.9 million during the nine months ended June 30, 2023 and June 30, 2022. The Company did not record any gains on the sale of OREO during the nine months ended June 30, 2023, compared with $67,000 for the nine months ended June 30, 2022. In addition, there were lower gains from the sale of Small Business Administration 7(a) loans, which decreased $68,000 to $485,000 for the nine months ended June 30, 2023 from $553,000 for the nine months ended June 30, 2022. Offsetting the decline was higher service charge income, which increased $97,000 to $957,000 for the nine months ended June 30, 2023 from higher loan prepayment penalties.

Other expenses increased $701,000, or 5.2%, to $14.3 million during the nine months ended June 30, 2023 from $13.6 million during the nine months ended June 30, 2022. The increase was primarily attributable to higher compensation and benefit expense, which increased $677,000, or 8.4%, to $8.8 million, due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan and increased director fees resulting from the addition of three new Directors on September 22, 2022. Higher occupancy expenses, FDIC deposit insurance premiums, loan servicing expenses and other expenses were partially offset by lower professional fees.

The Company recorded tax expense of $2.4 million on pre-tax income of $7.9 million for the nine months ended June 30, 2023, compared with $2.3 million on pre-tax income of $7.7 million for the nine months ended June 30, 2022. The Company’s effective tax rate for the nine months ended June 30, 2023 was 29.9% compared with 29.1% for the nine months ended June 30, 2022.

Balance Sheet Comparison

Total assets increased $58.9 million, or 7.4%, to $857.4 million at June 30, 2023 from $798.5 million at September 30, 2022. The increase was attributable to higher balances of loans receivable, net of allowance for loan loss, partially offset by lower interest-earning deposits with banks and investment securities.

Cash and interest-earning deposits with banks decreased $8.5 million, or 27.6% to $22.4 million at June 30, 2023 from $30.9 million at September 30, 2022 resulting primarily from deployment of these funds into loans receivable during the nine months ended June 30, 2023.

At June 30, 2023, investment securities totaled $92.5 million, reflecting a decrease of $8.4 million, or 8.3%, from September 30, 2022. The Company did not purchase or sell any new investment securities during the nine months ended June 30, 2023. The decrease resulted from the maturity of a $5.0 million corporate note and payments from mortgage-backed securities totaling $3.7 million during the nine months while the market value of the Company’s available-for-sale investment securities increased by $247,000. There were no other-than-temporary-impairment charges for the Company’s investment securities for the nine months ended June 30, 2023.

Total loans receivable increased $73.6 million, or 11.7%, to $702.5 million at June 30, 2023 from $628.9 million at September 30, 2022. The increase in total loans receivable during the nine months ended June 30, 2023 occurred in commercial real estate loans, which increased $59.6 million, one-to four-family residential real estate loans (including home equity lines of credit), which increased $22.2 million, and construction loans, which increased $4.0 million. Partially offsetting these increases were commercial business loans, which decreased $11.5 million and other loans, which decreased $697,000 during the period.

Total non-performing loans increased $165,000, or 4.9%, during the quarter and by $725,000, or 25.6%, during the nine months ended June 30, 2023 to $3.6 million. The quarterly increase was attributable to a $2.2 million commercial real estate loan that was 90 days delinquent at June 30, 2023, partially offset by repayments totaling $2.1 million. The ratio of non-performing loans to total loans increased to 0.51% at June 30, 2023 from 0.45% at September 30, 2022.

The allowance for loan losses decreased $55,000 during the nine months ended June 30, 2023 to $8.4 million. The Company provisioned $432,000 for loan losses and recorded $487,000 in net loan charge-offs during the nine months ended June 30, 2023. Higher provisions for growth in the Company’s loan portfolio were largely offset by a lower risk profile in the loan composition (specifically lower commercial business loan and home equity line of credit balances) and improving economic data used to determine the allowance for loan losses.

The allowance for loan losses as a percentage of non-performing loans decreased to 235.3% at June 30, 2023 from 297.5% at September 30, 2022. The Company’s allowance for loan losses as a percentage of total loans was 1.19% at June 30, 2023 compared with 1.34% at September 30, 2022. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

Total deposits increased $25.7 million, or 3.9%, to $693.5 million at June 30, 2023 from $667.7 million at September 30, 2022. The inflow in deposits occurred in money market accounts, which increased $25.6 million, or 11.6%, to $247.9 million, in certificates of deposit (including individual retirement accounts), which increased $20.8 million, or 25.1%, to $103.4 million, and in non-interest bearing checking accounts, which increased $507,000, or 0.3%, to $182.9 million. Partially offsetting these increases were decreases in savings accounts, which decreased $16.4 million, or 20.0%, to $65.5 million and in interest-bearing checking accounts (NOW), which decreased $4.8 million, or 4.9%, to $93.8 million. Included in the Company’s total deposits was an estimated $95.4 million that exceeded the Federal Deposit Insurance Corporation’s insurance coverage limit of $250,000 at June 30, 2023 compared to $129.4 million at September 30, 2022.

Borrowings increased $29.9 million, or 191.4%, to $45.5 million at June 30, 2023 from $15.6 million at September 30, 2022. The Company borrowed $17.0 million in long-term advances, borrowed $16 million in overnight line of credit advances and repaid $3.1 million in matured advances from the Federal Home Loan Bank of New York.

The Company’s book value per share increased to $15.41 at June 30, 2023 from $14.60 at September 30, 2022. The increase was due to the Company’s results from operations, partially offset by $0.17 per share in dividends paid and 77,556 shares repurchased during the nine months ended June 30, 2023 at an average share price of $12.12.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Income Statement Data:
Interest and dividend income	$9,777	$7,476	$27,452	$21,389
Interest expense	2,887	512	6,726	1,609
Net interest and dividend income	6,890	6,964	20,726	19,780
Provision (credit) for loan losses	(81)	205	432	376
Net interest and dividend income after provision (credit) for loan losses	6,971	6,759	20,294	19,404
Other income	621	676	1,852	1,898
Other expense	4,886	4,432	14,264	13,563
Income before income tax expense	2,706	3,003	7,882	7,739
Income tax expense	788	886	2,358	2,250
Net income	$1,918	$2,117	$5,524	$5,489

Per Share Data:
Net income per share-basic	$0.30	$0.31	$0.86	$0.81
Net income per share-diluted	$0.30	$0.31	$0.86	$0.81
Book value per share, at period end	$15.41	$14.23	$15.41	$14.23

Selected Ratios (annualized):
Return on average assets	0.90%	1.06%	0.89%	0.92%
Return on average equity	7.72%	8.65%	7.12%	7.17%
Net interest margin	3.46%	3.72%	3.55%	3.54%

	June 30,	September 30,
	2023	2022
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$857,449	$798,543
Total loans receivable	702,530	628,904
Allowance for loan losses	8,378	8,433
Investment securities - available for sale, at fair value	8,734	9,229
Investment securities - held to maturity, at cost	83,720	91,646
Deposits	693,472	667,733
Borrowings	45,534	15,625
Shareholders' Equity	102,757	98,502

Asset Quality Data:
Non-performing loans	$3,560	$2,835
Other real estate owned	291	281
Total non-performing assets	$3,851	$3,116
Allowance for loan losses to non-performing loans	235.34%	297.46%
Allowance for loan losses to total loans receivable	1.19%	1.34%
Non-performing loans to total loans receivable	0.51%	0.45%
Non-performing assets to total assets	0.45%	0.39%
Non-performing assets to total equity	3.75%	3.16%